- --------------------------------------------------------------------------------
                           LOAN AND SECURITY AGREEMENT


                                     BETWEEN


                          FOOTHILL CAPITAL CORPORATION


                                       AND

                              OSP PUBLISHING, INC.


                                       AND


                            THE BUTTON EXCHANGE, LTD.


- --------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
1. DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . .    2
     1.1   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.2   Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . .   12
     1.3   Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     1.4   Construction. . . . . . . . . . . . . . . . . . . . . . . . . .   12
     1.5   Schedules and Exhibits. . . . . . . . . . . . . . . . . . . . .   12


2  LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . . .   12
     2.1   Revolving Advances. . . . . . . . . . . . . . . . . . . . . . .   12
     2.2   Letters of Credit and Letter of Credit Guaranties . . . . . . .   13
     2.3   Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     2.4   Overadvances. . . . . . . . . . . . . . . . . . . . . . . . . .   15
     2.5   Interest: Rates, Payments, and Calculations . . . . . . . . . .   15
           (a)   Interest Rate . . . . . . . . . . . . . . . . . . . . . .   15
           (b)   Default Rate. . . . . . . . . . . . . . . . . . . . . . .   16
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
           (c)   Payments. . . . . . . . . . . . . . . . . . . . . . . . .   16
           (d)   Computation . . . . . . . . . . . . . . . . . . . . . . .   16
     2.6   Crediting Payments. . . . . . . . . . . . . . . . . . . . . . .   16
     2.7   Statements of Obligations . . . . . . . . . . . . . . . . . . .   17
     2.8   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
           (a)   Closing Fee . . . . . . . . . . . . . . . . . . . . . . .   17
           (b)   Annual Facility Fee . . . . . . . . . . . . . . . . . . .   17
           (c)   Financial Examination, Documentation and Appraisal Fees .   17
           (d)   Servicing Fee . . . . . . . . . . . . . . . . . . . . . .   17

3  CONDITIONS TO EFFECTIVENESS; TERM OF AGREEMENT. . . . . . . . . . . . .   17
     3.1   Conditions Precedent to Initial Advance, L/C, or L/C Guaranty .   17
     3.2   Term; Automatic Renewal . . . . . . . . . . . . . . . . . . . .   19
     3.3   Effect of Termination . . . . . . . . . . . . . . . . . . . . .   19
     3.4   Early Termination by Borrower . . . . . . . . . . . . . . . . .   20
     3.5   Termination Upon Event of Default . . . . . . . . . . . . . . .   20

4  CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . .   20
     4.1   Grant of Security Interest  . . . . . . . . . . . . . . . . . .   20
     4.2   Negotiable Collateral . . . . . . . . . . . . . . . . . . . . .   20
     4.3   Collection of Accounts, General Intangibles,
           Negotiable Collateral . . . . . . . . . . . . . . . . . . . . .   21
     4.4   Delivery of Additional Documentation Required . . . . . . . . .   21
     4.5   Power of Attorney . . . . . . . . . . . . . . . . . . . . . . .   21
     4.6   Right to Inspect. . . . . . . . . . . . . . . . . . . . . . . .   22

5 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .   22


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                                TABLE OF CONTENTS
                                   (Continued)

                                                                           PAGE
                                                                           ----


     5.1   No Prior Encumbrances . . . . . . . . . . . . . . . . . . . . .   22
     5.2   Eligible Accounts . . . . . . . . . . . . . . . . . . . . . . .   22
     5.3   Eligible Inventory. . . . . . . . . . . . . . . . . . . . . . .   22
     5.4   Location of Inventory and Equipment . . . . . . . . . . . . . .   22
     5.5   Inventory Records . . . . . . . . . . . . . . . . . . . . . . .   22
     5.6   Location of Chief Executive Office. . . . . . . . . . . . . . .   22
     5.7   Due Organization and Qualification. . . . . . . . . . . . . . .   23
     5.8   Due Authorization; No Conflict. . . . . . . . . . . . . . . . .   23
     5.9   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     5.10  No Material Adverse Change in Financial Condition . . . . . . .   23
     5.11  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     5.12  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     5.13  Environmental Condition . . . . . . . . . . . . . . . . . . . .   24
     5.14  Patents, Copyrights and Trademarks. . . . . . . . . . . . . . .   24
     5.15  Material Agreement. . . . . . . . . . . . . . . . . . . . . . .   24
     5.16  Reliance by Foothill, Certificates. . . . . . . . . . . . . . .   24
     5.17  Subchapter S Election . . . . . . . . . . . . . . . . . . . . .   24

6.  AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .   25
     6.1   Accounting System . . . . . . . . . . . . . . . . . . . . . . .   25
     6.2   Collateral Reports. . . . . . . . . . . . . . . . . . . . . . .   25
     6.3   Schedules of Accounts . . . . . . . . . . . . . . . . . . . . .   25
     6.4   Financial Statements, Reports, Certificates . . . . . . . . . .   25
     6.5   Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     6.6   Guarantor Reports . . . . . . . . . . . . . . . . . . . . . . .   26
     6.7   Designation of Inventor . . . . . . . . . . . . . . . . . . . .   26
     6.8   Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     6.9   Title to Equipment. . . . . . . . . . . . . . . . . . . . . . .   27
     6.10  Maintenance of Equipment. . . . . . . . . . . . . . . . . . . .   27
     6.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     6.12  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
     6.13  Foothill Expenses . . . . . . . . . . . . . . . . . . . . . . .   28
     6.14  Financial Covenants . . . . . . . . . . . . . . . . . . . . . .   28
           (a)   Current Ratio . . . . . . . . . . . . . . . . . . . . . .   28
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
           (b)   Tangible Net Worth. . . . . . . . . . . . . . . . . . . .   28
     6.15  No Setoffs or Counterclaims . . . . . . . . . . . . . . . . . .   28
     6.16  Royalty Reporting . . . . . . . . . . . . . . . . . . . . . . .   28
     6.17  Location of Inventory and Equipment . . . . . . . . . . . . . .   29
     6.18  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . .   29
     6.19  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . .   29


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                                TABLE OF CONTENTS
                                   (Continued)

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                                                                           ----


     6.20  Leases and Rent Reports . . . . . . . . . . . . . . . . . . . .   30
     6.21  Material Agreements . . . . . . . . . . . . . . . . . . . . . .   30
     6.22  Refinancing of Stanley DeSantis, Inc. . . . . . . . . . . . . .   30
     6.23  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

7.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     7.1   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . .   31
     7.2   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     7.3   Restrictions on Fundamental Changes . . . . . . . . . . . . . .   31
     7.4   Extraordinary Transactions and Disposal of Assets . . . . . . .   32
     7.5   Change Name . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    . . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.6   Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.7   Restructure . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.8   Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.9   Change of Control . . . . . . . . . . . . . . . . . . . . . . .   32
     7.10  Capital Expenditures. . . . . . . . . . . . . . . . . . . . . .   32
     7.11  Consignments. . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.12  Distributions . . . . . . . . . . . . . . . . . . . . . . . . .   32
     7.13  Accounting Methods. . . . . . . . . . . . . . . . . . . . . . .   33
     7.14  Investments . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     7.15  Transactions with Affiliates. . . . . . . . . . . . . . . . . .   33
     7.16  Suspension. . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     7.17  Compensation. . . . . . . . . . . . . . . . . . . . . . . . . .   33
     7.18  Subchapter S Distributions. . . . . . . . . . . . . . . . . . .   33

8.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . .   34

9.  FOOTHILL'S RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . . . . .   36
     9.1   Rights and Remedies . . . . . . . . . . . . . . . . . . . . . .   36
     9.2   Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . .   38

10. TAXES AND EXPENSES REGARDING THE COLLATERAL. . . . . . . . . . . . . .   38

11. WAIVERS; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .   38
     11.1  Demand; Protest; etc. . . . . . . . . . . . . . . . . . . . . .   38
     11.2  Foothill's Liability for Inventory or Equipment . . . . . . . .   38
     11.3  Indemnification . . . . . . . . . . . . . . . . . . . . . . . .   39
     11.4  Suretyship Waivers and Consents . . . . . . . . . . . . . . . .   39

12. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42


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                                TABLE OF CONTENTS
                                   (Continued)

                                                                           PAGE
                                                                           ----


13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER . . . . . . . . . . . . . .   43

14. DESTRUCTION OF BORROWER'S DOCUMENTS. . . . . . . . . . . . . . . . . .   44

15. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   44
      15.1    Effectiveness. . . . . . . . . . . . . . . . . . . . . . . .   44
      15.2    Successors and Assigns . . . . . . . . . . . . . . . . . . .   44
      15.3    Section Headings . . . . . . . . . . . . . . . . . . . . . .   44
      15.4    Interpretation . . . . . . . . . . . . . . . . . . . . . . .   44
      15.5    Severability of Provisions . . . . . . . . . . . . . . . . .   44
      15.6    Amendments in Writing. . . . . . . . . . . . . . . . . . . .   45
      15.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . .   45
      15.8    Revival and Reinstatement of Obligations . . . . . . . . . .   45
      15.9    Integration. . . . . . . . . . . . . . . . . . . . . . . . .   45


                             EXHIBITS AND SCHEDULES

     Schedule P-1      Permitted Liens

     Exhibit 2.3       Form of Term Loan Note

     Schedule 5.9      Litigation

     Schedule 5.14     Patents, Copyrights and Trademarks

     Schedule 6.17     Permitted Inventory and Equipment Locations

                           LOAN AND SECURITY AGREEMENT

          This LOAN AND SECURITY AGREEMENT is entered into as of February 6, 1996 among FOOTHILL CAPITAL CORPORATION, a California Corporation ("FOOTHILL"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and OSP PUBLISHING, INC., a California corporation ("OSP") and THE BUTTON EXCHANGE, LTD., a Michigan corporation ("BEX", and together with OSP, jointly and severally, collectively "BORROWER"), with their chief executive office located at 5548 Lindbergh Lane, Bell, California 90201.

                                   WITNESSETH:

          WHEREAS, OSP and BEX, as, respectively, parent and majority owned subsidiary, are interrelated entities which, collectively, constitute an integrated publisher of licensed retail products and manufacturer of color buttons, bookmarks, wallet cards and other gift items, with OSP providing all administrative services for BEX; and

          WHEREAS, the shareholders and directors of OSP and BE view the two entities as sufficiently dependent upon each other and so interrelated, that any advances made by Foothill hereunder to either of the constituent entities would benefit both of the constituent entities as a result of their consolidated operations and identity of interests, and

          WHEREAS, OSP and BEX have each requested that Foothill treat them as co-borrowers hereunder, as a single, consolidated business enterprise, jointly and severally responsible for the Obligations hereunder, so as to permit advances to be allocated among the constituent entities as may be, from time to time, in the best interest of the combined group; and

          WHEREAS, Foothill is willing to proceed on the basis of treating all of the borrowing entities as a single, consolidated business enterprise, and view their operations on a consolidated basis as requested by OSP and BEX; and

          WHEREAS, Foothill is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


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1.        DEFINITIONS AND CONSTRUCTION

          1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

          "ACCOUNT DEBTOR" means any person who is or who may become obligated under, with respect to, or on account of an Account.

          "ACCOUNT" or "ACCOUNTS" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor.

          "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "AGREEMENT" means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

          "AUTHORIZED OFFICER" means any officer of Borrower.

          "BEX" has the meaning set forth in the preamble to this Agreement.

          "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

          "BORROWER" has the meaning set forth in the preamble to this Agreement.

          "BORROWING BASE" has the meaning set forth in SECTION 2.1.

          "BUSINESS DAY" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "CALIFORNIA TAXABLE INCOME" means the taxable income of Borrower for any taxable year computed pursuant to Section 23802 or any successor provision of the California Revenue and Taxation Code but calculated as if the taxable year of Borrower ended on the date with respect to which such taxable income calculation is made.

          "CHANGE OF CONTROL" shall be deemed to have occurred at such times as:
(a) Mr. Joseph C. Angard shall fail to own, directly or indirectly, twenty percent (20%) or more of the issued and outstanding common stock of OSP; or (b) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities
Act of 1934), other than Mr. Joseph C. Angard, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than twenty percent (20%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors; or (c) OSP shall fail to own directly seventy percent (70%) or more of the issued and outstanding common stock of BEX or shall lose voting control of BEX's issued and outstanding common stock.

          "CLOSING DATE" means the date of the initial advance made by Foothill pursuant to SECTION 2.

          "CODE" means the California Uniform Commercial Code.

          "COLLATERAL" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, Deposit Accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

          "DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

          "DILUTION" means, as of the date of determination, the total of all chargebacks, returns, advertising claims, discounts, contra accounts, write-offs in favor of or held by Account Debtors and any other item that could reduce or otherwise impair the full and timely collection of Accounts, expressed as a percentage of cash collections PLUS dilutive items, determined on a six (6) month rolling basis.

          "DIVIDEND LIMITATION" means the sum of: (a) the product of the Maximum Effective California Rate and Borrower's California Taxable Income except that the product in this subsection (a) shall be zero in the event Borrower does not qualify (or subsequently elects not) to be treated as an S corporation for California income tax purposes, plus (b) the product of the Maximum Federal
Rate and Borrower's Federal Taxable Income.

          "EARLY TERMINATION PREMIUM" has the meaning set forth in Section 3.4.

          "ELIGIBLE ACCOUNTS" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill as set forth in the Loan Documents, as to which Foothill has a first priority perfected security interest under applicable law, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's commercially reasonable judgment. Eligible Accounts shall not include the following:

          (a)  Accounts which the Account Debtor has failed to pay within ninety
(90) days of invoice date or within sixty (60) days of due date provided that such due date is no later than sixty (60) days of invoice date (with the exception of Musicland Group, MTS, Linens & Things and Handlemen's, for which the dating of Eligible Accounts shall be thirty (30) days of due date provided that such due date is no later than ninety (90) days of invoice date);

          (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

          (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

          (d) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada, and which are not either (i) covered by credit insurance in form and amount, and by an insurer satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable and have been delivered to Foothill in an amount and of a tenor, and issued by a financial institution, acceptable to Foothill;

          (e) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States, any state of the United States, or any city, town, municipality, or division thereof;

          (f) Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower;

          (g) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower but only to the extent of Borrower's liability to such Account Debtor;

          (h) Accounts with respect to an Account Debtor whose total obligations to Borrower exceed ten percent (10%) of all Eligible Accounts (with the exception of Musicland Group, for which the percentage shall be fifteen percent (15%) provided that in no event shall amounts advanced against Accounts with respect to which Musicland Group is the Account Debtor exceed Six Hundred Thousand Dollars ($600,000) outstanding at any one time, and Foothill agrees to consider increasing the concentration percentages for Account Debtors up to a maximum of fifteen percent (15%) as requested by Borrower from time to time subject to Foothill's reasonable review and approval of the credit quality of the Account Debtor for which an increase in the concentration percentage is requested; and with the further exception that the aggregate percentage concentration of Borrower's four (4) largest Account Debtors, as the same shall change from time to time, shall not exceed forty-five percent (45%)), to the extent of the obligations of such Account Debtor in excess of such percentage;

          (i) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

          (j) Accounts the collection of which Foothill reasonably believes to be doubtful by reason of the Account Debtor's financial condition; and

          (k) Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its accounts then owed to Borrower within the applicable time periods set forth in subparagraph (a) above.

          "ELIGIBLE INVENTORY" means Inventory consisting of first quality finished posters, bookmarks, buttons and stickers, key chains, and movie script Inventory (and such additional finished goods that are added from time to time to the list of items constituting Eligible Inventory by written letter agreement between Foothill and Borrower), held for sale in the ordinary course of Borrower's business, that are located at Borrower's premises, are acceptable to Foothill in all reasonable respects, and strictly comply with all of Borrower's representations and warranties to Foothill. Eligible Inventory shall not include slow moving or obsolete items, raw materials, restrictive or custom items, work in process, components which are not part of finished goods, spare parts, displays, button covers, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory at the premises of third parties or subject to a security interest or lien in favor of any third party (other than liens and security interests securing the Subordinated Debt), bill and hold goods, Inventory that is not subject to Foothill's perfected security interest, returned or defective goods, "seconds", and Inventory purchased on consignment. Eligible Inventory shall be valued at the lower of Borrower's cost or market.

          "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an Affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC
Section 414(m)(4).

          "ERISA EVENT" means any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make;
(vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

          "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

          "EXCESS AVAILABILITY" means the amount, as of the date any determination thereof is to be made, equal to:

               (a) the lesser of (i) the amount of Revolving Advances available to Borrower as of such time (based on the applicable advance rates set forth in Sections 2.1(a) and (b) hereof), subject to the sublimits and availability reserves from time to time established by Foothill hereunder and (ii) the Maximum Amounts LESS the outstanding principal balance of the Term Loan Note plus accrued but unpaid interest thereon; PLUS

               (b) Unrestricted Cash of Borrower; MINUS

               (c) the sum of: (i) the amount of all then outstanding and unpaid Obligations LESS the outstanding principal balance of the Term Loan Note plus accrued but unpaid interest thereon, (ii) the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time, and (iii) the aggregate amount of Borrower's book overdrafts.

          "FEDERAL TAXABLE INCOME" means the taxable income of Borrower for any taxable year computed pursuant to Section 1363(b) or any successor provision of the IRC but calculated as if the taxable year of Borrower ended on the date with respect to which such taxable income calculation is made.

          "FOOTHILL EXPENSES" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, whether or not a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys' fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable attorneys' fees and expenses incurred in connection with a 'workout", a "restructuring", or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, whether or not suit is brought.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rates, tax refunds, and tax refund claims) other than goods and Accounts.

          "INDEBTEDNESS" shall mean: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any asset owned by Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other person.

          "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "INVENTORY" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          "JUDICIAL OFFICER OR ASSIGNEE" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors, or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian, or assignee for the benefit of creditors.

          "L/Cs" has the meaning set forth in SECTION 2.2(a).

          "L/C GUARANTIES" has the meaning set forth in SECTION 2.2(a).

          "LOAN DOCUMENTS" means, collectively, this Agreement, the Term Loan Note, the Subordination Agreements and any other agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancing, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

          "MAXIMUM AMOUNT" has the meaning set forth in SECTION 2.1.

          "MAXIMUM EFFECTIVE CALIFORNIA RATE" means the product of (a) the maximum California personal income tax rate imposed on individuals pursuant to
Section 17041(a) and (c) or any successor provisions of the California Revenue and Taxation Code times (b) the difference between one (1.0) and the Maximum Federal Rate expressed as a decimal.

          "MAXIMUM FEDERAL RATE" means the maximum Federal income tax rate imposed on individuals pursuant to Sections 1(a)-(d) or any successor provisions of the IRC, as adjusted pursuant to Section 15 or any successor provision of the IRC, if applicable.

          "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

          "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "OBLIGATIONS" means (jointly and severally as to OSP and BEX) all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the United States Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guaranties, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including Early

Termination Premiums), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or by any other agreement between Foothill and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "OSP" has the meaning set forth in the preamble to this Agreement.

          "OVERADVANCE" has the meaning set forth in SECTION 2.4.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.


          "PERMITTED DIVIDEND AMOUNT" means the amount by which the Dividend Limitation for the taxable year exceeds the aggregate dividends paid by Borrower for such year pursuant to SECTION 7.18, including dividends paid within one hundred five (105) days after the end of the taxable year which are designated by Borrower as attributable to such year; provided that:

               (a) if, at the end of any taxable year of Borrower, the Dividend Limitation for such year exceeds the aggregate dividends paid by Borrower for such year pursuant to SECTION 7.18, then such excess shall be ignored for purposes of computing the Permitted Dividend Amount for any subsequent period;

               (b) if, at the end of any taxable year of Borrower, the aggregate dividends paid by Borrower for such year pursuant to SECTION 7.18 exceed the Dividend Limitation, the Permitted Dividend Amount shall be zero (0), and such excess shall be included in the calculation of the aggregate dividends paid by Borrower for the following taxable year(s); and

               (c) if Borrower's S corporation election made pursuant to IRC
Section 1362 or any successor provision shall be determined to be invalid, or is revoked or terminated, then the Permitted Dividend Amount shall be zero (0) from and after the date of such invalidity, revocation, or termination.

          "PERMITTED LIENS" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on SCHEDULE P-1 attached hereto; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under
SECTION 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; (h) the security interests and liens granted by Borrower to Senoral and Yamasaki to secure the Subordinated Debt subject to the terms and conditions of the Subordination Agreements; and (i) pledges or deposits made in the ordinary course of business to secure non-delinquent obligations (not in excess of $5,000) existing under statutory requirements consisting of worker's compensation, unemployment insurance, and similar legislation.

          "PERMITTED PROTEST" means the right of Borrower to protest any lien, tax, rental payment, account payable, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower and, if required by Foothill, against borrowing availability under SECTION 2.1 hereof, in an amount that is reasonably satisfactory to Foothill, (ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the license or security interests of Foothill in and to the property or assets of Borrower.

          "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

          "PROHIBITED TRANSACTION" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Sections 4975(c) or (d) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

          "QUALIFIED PLAN" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

          "REFERENCE RATE" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "prime rate" or "reference rate," as the case may be, whether or not such announced rate is the best rate available from such financial institution.

          "RENEWAL DATE" has the meaning set forth in SECTION 3.2.

          "REPORTABLE EVENT" means a reportable event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

          "REVOLVING ADVANCES" has the meaning set forth in SECTION 2.1.

          "SDI" has the meaning set forth in SECTION 6.22.

          "SENORAL" means Senoral, Inc., a California corporation.

          "SENORAL SUBORDINATION AGREEMENT" means that Certain Intercreditor and subordination Agreement, of even date herewith, between Senoral and Foothill, and acknowledged by Borrower.

          "SUBORDINATED DEBT" means the Indebtedness of the Borrower owed to Yamasaki and Senoral subordinated to the Obligations hereunder in accordance with the terms, respectively, of the Yamasaki Subordination Agreement and the Senoral Subordination Agreement.

          "SUBORDINATION AGREEMENTS" means the Yamasaki Subordination Agreement and the Senoral Subordination Agreement.

          "TANGIBLE NET WORTH" means, as of the date the determination thereof is to be made, the difference of: (a) the sum of (i) Borrower's total stockholder's equity (deficit); (ii) the Subordination Debt; and (iii) the minority interest in any subsidiary of Borrower to the extent deducted from the calculation of Borrower's total stockholder's equity; MINUS (b) the sum of (i) all intangible assets of Borrower; (ii) all of Borrower's prepaid expenses (but excluding prepaid royalty expenses); and (iii) all amounts due to Borrower from Affiliates; in each case, calculated on a consolidated basis.

          "TERM LOAN NOTE" has the meaning set forth in SECTION 2.3.

          "TREASURY BILL" means those certain United States Treasury Bills, respectively, in the denominations of $350,000 and $150,000, pledged by Richman Bry, Jr. to Foothill as additional collateral security for the payment and performance of the Obligations hereunder.

          "UNFUNDED BENEFIT LIABILITY" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year.

          "UNRESTRICTED CASH" means all of Borrower's cash on hand as of the date of determination of Excess Availability, including all cash proceeds on hand as of the date of determination of Excess Availability from the issuance of Borrower of any capital stock or indebtedness not prohibited by this Agreement and any other cash proceeds on hand as of the date of determination of Excess Availability received by Borrower that are not in respect of the Collateral or of any proceeds thereof and are not pledged to secure any obligations of Borrower to any other Person (until such secured obligations have been fully satisfied and such cash has been released from such pledge).

          "WORKING CAPITAL" means Borrower's consolidated current assets MINUS consolidated current liabilities (each determined in accordance with GAAP as of the last day of the period being measured).

          "YAMASAKI" means Mr. Robert Yamasaki, a resident of the State of California.

          "YAMASAKI SUBORDINATION AGREEMENT" means that certain Subordination Agreement, of even date herewith, between Yamasaki and Foothill, and acknowledged by Borrower.

          1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

          1.3 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, and to the singular include the plural. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, and exhibit references are to this Agreement unless otherwise specified.

          1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.


2.        LOAN AND TERMS OF PAYMENT

          2.1 REVOLVING ADVANCES. Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base LESS one hundred percent (100%) of the aggregate face amount of all undrawn or unreimbursed L/Cs and L/C Guaranties ("REVOLVING ADVANCES"). For purposes of this Agreement "BORROWING BASE" shall mean the sum of:

          (a) an amount equal to eighty percent (80%) of the amount of Eligible Accounts; PROVIDED, HOWEVER, that the foregoing initial advance rate of eighty percent (80 %) shall be subsequently reduced by one percentage point for each percentage point of Dilution in excess of eight percent (8%); plus

          (b) an amount equal to the lesser of: (i) forty-five percent (45%) of the amount of Eligible Inventory, (ii) the outstanding balance of advances against Eligible Accounts, and (iii) One Million Five Hundred Thousand Dollars ($1,500,000).

          (c)  Notwithstanding anything to the contrary in subparagraphs (a) and
(b) above, Foothill may reduce its advance rates based upon Eligible Accounts and Eligible Inventory or establish availability reserves without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral. Foothill shall endeavor to provide Borrower with prompt notice of any action taken pursuant to this subparagraph
(c), but Foothill shall not be liable to Borrower or any third party for Foothill's failure to provide such notice.

          (d) Foothill shall have no obligation to make Revolving Advances hereunder to the extent such Revolving Advances would cause all outstanding Obligations hereunder, including, without limitation, Borrower's Obligations under SECTIONS 2.1, 2.2 and 2.3 hereof, to exceed Seven Million Five Hundred Thousand ($7,500,000) ("MAXIMUM AMOUNT").

          (e) Foothill is authorized to make Revolving Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower or, without instructions, if in Foothill's reasonable discretion such advances are necessary to meet Obligations. Requests for Revolving Advances received after 11:00 a.m. Pacific Standard Time on any Business Day shall be deemed to have been made as of the opening of business on the immediately following Business Day. Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the Revolving Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Revolving Advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. The proceeds of the Revolving Advances made under this SECTION 2.1 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes. Amounts borrowed pursuant to this SECTION 2.1 may be repaid and reborrowed at any time during the term of this Agreement so long as no Event of Default has occurred and is continuing.

          2.2  LETTERS OF CREDIT AND LETTER OF CREDIT GUARANTIES.

          (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment with respect to L/Cs (each, an "L/C GUARANTY") in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of outstanding revolving advances pursuant to SECTION 2.1, and (ii) Five Hundred Thousand Dollars ($500,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of L/Cs that are to be the subject of L/C Guaranties and that certain of such L/Cs may be outstanding on the Closing Date. Each such L/C (including those that are the subject of L/C Guaranties) shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under SECTION 3.2 hereof and all such L/Cs and L/C Guaranties shall be, in form and substance, acceptable to Foothill in its reasonable discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guaranties to the extent that the face amount of all outstanding L/C and L/C Guaranties, plus the amount of revolving advances outstanding pursuant to
SECTION 2.1 and the then outstanding principal balance of the Term Loan Note plus accrued but unpaid interest thereon, would exceed the Maximum Amount. The L/Cs and the L/C Guaranties issued under this SECTION 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced shall be deemed to be an advance made by Foothill to Borrower pursuant to SECTION 2.1 and, thereafter, shall bear interest on the terms and conditions provided in SECTION 2.5.

          (b) Borrower hereby agrees to Indemnify, save, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys' fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guaranties. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any L/Cs guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guaranties may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Foothill harmless with respect to any loss, cost, expense, or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

          (c) Borrower hereby authorizes and directs any bank that issues an L/C guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the L/C, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the L/C and the related application. Borrower may or may not be the "account party"' on such L/Cs.

          (d) Any and all service charges, commissions, fees and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and shall be immediately reimbursable by Borrower to Foothill. On the first Business Day of each month, Borrower will pay Foothill a fee equal to two percent (2%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guaranties that were outstanding during the immediately preceding calendar month. Service charges, commissions, fees and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

          (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any issuing bank under outstanding L/C Guaranties, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guaranties. At Foothill's discretion, any proceeds of Collateral received by Foothill may be held as the cash collateral required by this SECTION 2.2(e).

          2.3 TERM LOAN. In addition to amounts advanced under Sections 2.1 and 2.2 above, Foothill has agreed to make a term loan to Borrower for general working capital purposes in the original principal amount of Five Hundred Thousand Dollars ($500,000) evidenced by and repayable in accordance with that certain Secured Term Loan Promissory Note, of even date herewith, executed by Borrower to the order of Foothill in the form of EXHIBIT 2.3 attached hereto and incorporated herein by this reference (the "TERM LOAN NOTE"), which amount shall be advanced on the Closing Date. Obligations owing under the Term Loan Note shall constitute Obligations, and the Term Loan Note, together with each amendment, extension, supplement, or replacement thereto, shall each be deemed a Loan Document. The Borrower may prepay the principal balance of the Term Loan Note, in whole or in part, at any time, and from time to time, without penalty. In the event that Borrower fully repays the Term Loan Note and PROVIDED that (i) no Event of Default shall have occurred and is continuing hereunder, and (ii) after giving effect to the release of the Treasury Bill as additional collateral security, Borrower shall have Two Hundred Thousand Dollars ($200,000) in Excess Availability, Foothill shall release the Treasury Bill as additional collateral security hereunder and shall return the Treasury Bill as directed by Borrower to Foothill in writing.

          2.4 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to SECTION 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in SECTION
2.1 or 2.2 (an "OVERADVANCE") Borrower shall pay to Foothill, in cash, the amount of such excess.

          2.5  INTEREST: RATES, PAYMENTS, AND CALCULATIONS.

          (a) INTEREST RATE. All Obligations, except for undrawn L/Cs and L/C Guaranties shall bear interest, on the average Daily Balance, at a rate of one and three-quarters (1.75) percentage points above the Reference Rate; PROVIDED, HOWEVER, that in the event (i) Borrower has net profit for its fiscal year ended December 31, 1996, as shown on Borrower's consolidated financial statements for such period provided by Borrower to Foothill pursuant to SECTION 6.4 hereof, and Borrower has provided Foothill Collateral and financial reporting satisfactory to Foothill in its sole discretion, the interest rate shall be reduced from one and three-quarters (1.75) percentage points above the Reference Rate to one and one-half (1.50) percentage points above the Reference Rate commencing January 1, 1997, or (ii) Borrower obtains additional cash equity capital of no less than Two Million Dollars ($2,000,000), the interest rate shall be reduced from one and three-quarters (1.75) percentage points above the Reference Rate to one and one-half (1.5) percentage points above the Reference Rate commencing with the first day of the calendar month following the month during which Borrower receives the capital contribution.

          (b) DEFAULT RATE. (i) All Obligations, except for undrawn L/Cs and L/C Guaranties, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four and three-quarters (4.75) percentage points above the Reference Rate (four and one-half (4.5) percentage points above the Reference Rate if the interest rate under SECTION 2.5(a) above is one and one-half (1.5) percentage points above the Reference Rate). From and after the occurrence and during the continuance of an Event of Default, the fee provided in SECTION 2.2(d) shall be increased to a fee equal to five percent (5%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guaranties that were outstanding during the immediately preceding calendar month.

          (c) PAYMENTS. Interest hereunder shall be due and payable in arrears, on the first Business Day of each calendar month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments due under any note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

          (d) COMPUTATION. The Reference Rate as of this date is eight and one-quarter percent (8.25%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to the Reference Rate change. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

          2.6 CREDITING PAYMENTS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill shall be immediately applied to conditionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for three
(3) Business Days of 'clearance' at the rate set forth in Section 2.5(b)(i), as applicable, on all collections, checks, wire transfers, or other items of payment that are received by Foothill (regardless of whether forwarded to Foothill by a depository at which a lockbox is established pursuant to SECTION
4.3 hereof, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board three (3) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have such payment, and interest shall be recalculated accordingly. Should such check or item of payment not be honored when presented for payment, then, Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment received by

Foothill after 11:00 a.m. Los Angeles time shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.7 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within forty-five (45) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in SECTION 12, written objection thereto describing the error or errors contained in any such statements.

          2.8  FEES.  Borrower shall pay to Foothill the following fees:

          (a) CLOSING FEE. A one time closing fee of Seventy-Five Thousand Dollars ($75,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

          (b) ANNUAL FACILITY FEE. On each anniversary date of the Closing Date, a fee in an amount equal to one quarter of one quarter of one percent (0.25 %) of the Maximum Amount, such fee shall be fully earned on each such anniversary date;

          (c) FINANCIAL EXAMINATION, DOCUMENTATION AND APPRAISAL FEES. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; and

          (d) SERVICING FEE. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to two thousand Dollars ($2,000) per month payable in arrears.


3         CONDITIONS TO EFFECTIVENESS; TERM OF AGREEMENT

          3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE, L/C, OR L/C GUARANTY. The obligation of Foothill to make the initial advance, provide an L/C, or L/C Guaranty hereunder is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date.

          (a) the Closing Date shall occur on or before February 15, 1996;

          (b) Borrower's existing lender shall have executed and delivered pay-off letters, UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of Borrower or subordination agreement in form and substance satisfactory to Foothill in its sole discretion;

          (c) Foothill shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

          (d) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

          (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

          (f) Foothill shall have received certificates of corporate status with respect to Borrower, each dated within ten (10) days of the Closing Date, such certificates to be issued by the Secretary of State of the states, if any, in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or assets of Borrower, which certificates shall indicate that Borrower is in good standing;

          (g) Foothill shall have received the insurance certificates and certified copies of policies of insurance, together with the endorsements thereto, as are required by SECTION 6.12 hereof, all in form and substance satisfactory to Foothill and its counsel;

          (h) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

               (i)    this Agreement;

               (ii)   the Term Loan Note;

               (iii) any lockbox agreements required by Foothill pursuant to SECTION 4.3 hereof;

               (iv) Limited Recourse Continuing Guaranties, in form and substance satisfactory to Foothill in the sole discretion, from Messrs. Joseph C. Angard and Michael Malm, in favor of Foothill;

               (v) the Subordination Agreements, in form and substance satisfactory to Foothill;

                      (vi) such documentation as Foothill shall require to perfect its first priority security interest in the Treasury Bill;

               (i) Foothill shall have received searches reflecting the filing of its financing statements regarding the Borrower;

               (j) Foothill shall have received certificates of title with respect to that portion of the Collateral, if any, that is subject to certificates of title;

               (k) Foothill shall have received landlord and mortgagee waivers from the lessors and mortgagees of the locations where the Inventory or Equipment is located;

               (l) Foothill shall have received an Opinion of Borrower's Counsel in form and substance satisfactory to Foothill in its sole discretion;

               (m) The Excess Availability as determined by Foothill as of the date hereof shall not be less than Four Hundred Thousand Dollars ($400,000) after giving effect to the payment of all outstanding Indebtedness of the Borrower to City National Bank, the providing of cash collateral to secure the outstanding letter of credit issued by City National Bank for the benefit of Disney Corporation, and the payment of all fees and expenses payable upon the consummation of the initial transactions contemplated by this Agreement; and

               (n) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

               3.2 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "RENEWAL DATE") that is three (3) years from the Closing Date and shall be automatically renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least sixty (60) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence of an Event of Default.

               3.3 EFFECT OF TERMINATION. On the date of Termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guaranties) shall become immediately due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge the Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interest in the Collateral shall remain in effect until all Obligations have been fully discharged and

Foothi11's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of SECTION 3.2, but fails to pay all Obligations as of the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of two (2) years.



          3.4 EARLY TERMINATION BY BORROWER. The provisions of SECTION 3.2 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, at any time subsequent to the expiration of the initial year of this Agreement, Borrower has the option, upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations, (including any contingent reimbursement obligations of Foothill under any L/Cs or L/C Guaranties), together with a premium (the "EARLY TERMINATION PREMIUM") equal to: (a) three percent (3%) of the Maximum Amount if termination occurs at any time during the first year of the initial term of this Agreement; (b) two percent (2%) of the Maximum Amount if termination occurs at any time during the second year of the initial term of this Agreement; and (c) one percent (1%) of the Maximum Amount if termination occurs at any time during the third year of the initial term of this Agreement.



          3.5 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, that intentionally is caused by Borrower for the purpose, in Foothill's reasonable judgment, of avoiding payment of the Early Termination Premium provided in SECTION 3.4 above, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this SECTION
3.5 shall be deemed included in the Obligations.


4         CREATION OF SECURITY INTEREST

          4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interest in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory or the sale of obsolete Equipment to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

          4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. On or before the Closing Date, Foothill, Borrower, and a bank that is acceptable to Foothill shall enter into a lockbox agreement, in form and substance satisfactory to Foothill in its sole discretion pursuant to which all of Borrower's cash receipts, checks, and other items of payment will be forwarded to Foothill on a daily basis. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment that it receives on account of the Accounts, General Intangibles, or Negotiable Collateral and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

          4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower shall execute and deliver to Foothill, prior to or concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of Foothhill, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

          4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) sign the name of Borrower on any of the documents described in
SECTION 4.4 or on any other similar documents to be executed, recorded, or filed in order to perfect or continue perfected Foothill's security interest in the Collateral; (b) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred or Foothill reasonably deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred or Foothill reasonably deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred or Foothill reasonably deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothhill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Foothill's obligation to provide advances hereunder is terminated.

          4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.


5         REPRESENTATIONS AND WARRANTIES

          Borrower represents and warrants as follows:

          5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances except for Permitted Liens.

          5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, and at all times, hereafter shall be, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not, and at all times hereafter, shall not have, received notice of actual or imminent bankruptcy, insolvency, or financial embarrassment of any Account Debtor at the time an Account due from such Account Debtor is created.

          5.3 ELIGIBLE INVENTORY. All Eligible Inventory is now and at all times hereafter shall be of good and marketable quality, free from defects.

          5.4 LOCATION OF INVENTORY AND EQUIPMENT. Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations set forth on
SCHEDULE 6.17 hereto.

          5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records on a perpetual basis itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

          5.6 LOCATION OF CHIEF EXECUTIVE OFFICE. The chief executive office of Borrower is located at the address indicated in the first paragraph of this Agreement and

Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate such chief executive office.

          5.7 DUE ORGANIZATION AND QUALIFICATION. Borrower is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

          5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party.

          5.9 LITIGATION. Except as set forth on SCHEDULE 5.9 hereto, there are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for ongoing collection matters in which the Borrower is the plaintiff.

          5.10 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to Borrower or any guarantor of the Obligations that have been or may hereafter be delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower or any guarantor since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.11 SOLVENCY. Borrower's assets at a fair valuation exceed the amount of all of its debts at a fair valuation and Borrower is able to pay all of its debts (including trade debts and contingent liabilities) as they become due.

          5.12 ERISA. None of Borrower, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under
Section 4041(e) of ERISA. The PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. Neither Borrower nor any ERISA Affiliate would be liable for any amount pursuant to Sections 4062, 4063, or 4064 of ERISA if all Plans terminated as of the most recent valuation dates of such Plans. Neither Borrower nor any ERISA Affiliate have: withdrawn from a "multiple employer Plan" during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or failed to make a payment to a Plan required under Section 302(f)(1) of ERISA such that security would have to be provided pursuant to Section 307 of ERISA. No lien upon the assets of Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

          5.13 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or otherwise disposing of hazardous waste or hazardous substances into the environment.

          5.14 PATENTS, COPYRIGHTS AND TRADEMARKS.  Except as set forth on
SCHEDULE 5.14 hereto, Borrower has no registered trademarks or copyrights and has not applied for or been issued any patents by any governmental authority or instrumentality hereof.

          5.15 MATERIAL AGREEMENT. Each agreement that is material to the Borrower, taken as a whole, is in full force and effect and no default or event that, with the giving of notice, or the passage of time, would constitute a default, has occurred and is continuing under any such agreement.

          5.16 RELIANCE BY FOOTHILL, CERTIFICATES. Each warranty and representation contained in this Agreement shall be automatically deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower shall now or hereinafter give, or cause to be given, to Foothill.

          5.17 SUBCHAPTER S ELECTION. Borrower has made an S corporation election in accordance with IRC Section 1362 which is effective for its current fiscal year. Borrower has not elected, pursuant to California Revenue and Taxation Code Section 23801, not to be treated as an S corporation for California income tax purposes. Borrower is under no obligation to Continue its S corporation election in effect provided Borrower provides Foothill prior written notice of its intent to revoke the election.

 6.       AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 ACCOUNTING SYSTEM. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower shall also keep proper books of account showing all sales, claims, and allowances on its Inventory.

          6.2 COLLATERAL REPORTS. Borrower shall deliver to Foothill, no later than the fifteenth (15th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with a copy to Foothill, and, at Foothill's direction, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

          6.3 SCHEDULES OF ACCOUNTS. With such regularity as Foothill shall reasonably require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interest or other rights in and to the Accounts.

          6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within forty-five (45) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within one hundred twenty (120) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and such accountants' letter to management. Borrower shall have issued written instructions to its independent certified public accountants, authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

          Together with the above, Borrower shall also deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

          Each month, Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (a) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fully and fairly present the financial condition of Borrower; (b) Borrower is in timely compliance with all representations, warranties, and covenants hereunder; and (c) on the date of delivery of such certificate to Foothill there does not exist any condition or event which constitutes an Event of Default.

          Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

          6.5 TAX RETURNS. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

          6.6 GUARANTOR REPORTS. Borrower agrees to cause any guarantor of any of the Obligations to deliver its annual financial statements, if any are regularly prepared, at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

          6.7 DESIGNATION OF INVENTORY. Borrower shall execute and deliver to Foothill, but no less frequently than bi-weekly during the term of this Agreement, a designation of Inventory specifying Borrower's cost and the wholesale market value of Borrower's raw materials, work in process, and finished goods, determined from a perpetually maintained finished goods inventory system, and further specifying such other information as Foothill may reasonably request.

          6.8 RETURNS. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default, any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill if so requested by Foothill) in the appropriate amount to such Account Debtor. Borrower shall promptly notify Foothill of all returns and recoveries and of all disputes and claims.

          6.9 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower shall immediately deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.10 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair, and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

          6.11 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period; PROVIDED, HOWEVER, that Borrower shall not be required to pay or discharge such tax, levy, assessment, governmental charge or claim which is the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all federal, State, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., State disability, and local, State, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits. Notwithstanding the foregoing, Borrower shall not be in default hereunder with respect to approximately $136,000 in delinquent taxes due and owing by BEX to the State of Michigan; PROVIDED, HOWEVER, that Borrower discharges the delinquent taxes to the State of Michigan through payment, offset or other action prior to May 15, 1996 ("MICHIGAN TAX PAYMENT"); and PROVIDED FURTHER, that the Michigan Tax Payment shall have been made prior to the State of Michigan or its taxing authority filing a lien or taking any other action with respect to the exercise of collection remedies against the Borrower or its assets (a "COLLECTION ACTION"), and any such Collection Action taken prior to May 15, 1996 shall constitute an Event of Default hereunder.

          6.12 INSURANCE.

          (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinary insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

          (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

          6.13 FOOTHILL EXPENSES. Borrower shall immediately and without demand reimburse Foothill for all sums expended by Foothill which constitute Foothill Expenses and Borrower hereby authorizes and approves all advances and payments by Foothill for items constituting Foothill Expenses.

          6.14 FINANCIAL COVENANTS. Borrower shall maintain, on a consolidated basis with SDI:

          (a) CURRENT RATIO. A ratio of Borrower's current assets divided by Borrower's current liabilities of at least eighty-five hundredths to one (0.85:1.0), measured on a quarter basis.

          (b) TANGIBLE NET WORTH. Tangible Net Worth at all times of at least Five Hundred Thousand Dollars ($500,000).

          6.15 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, State or local taxes.

          6.16 ROYALTY REPORTING. Borrower shall now and from time to time hereafter, but not less frequently than monthly for Borrower's royalty obligations that are payable monthly or on a more frequent basis, but in all events not less frequently than quarterly, execute and deliver to Foothill a royalty compliance report listing at a minimum, each material license or similar agreement to which Borrower is a party, the expiration date and anticipated renewal period, if any, under such agreements, the royalty obligations of Borrower under such agreements, whether any royalty obligations under such agreements which are due and payable remain unpaid and are delinquent as of the date of such report, and such other information as Foothill shall request to be included in such report. In the event that Borrower shall be delinquent in any of its royalty obligations to providers of intellectual property used by Borrower in its business operations, Foothill may, in its sole discretion, reserve such amount against borrowing availability under SECTION 2.1 above as it considers appropriate to cover such delinquent royalty payments and, in the event of a default under any such license agreement, use such additional reserve against borrowing availability under SECTION 2.1 above to fund anticipated royalty obligations as is required to permit the orderly liquidation of any Inventory subject to such license agreement.

          6.17 LOCATION OF INVENTORY AND EQUIPMENT. Borrower shall keep the Inventory and Equipment only at the locations identified in SECTION 6.17 attached hereto; PROVIDED, HOWEVER, that Borrower may amend the locations set forth IN SECTION 6.17 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the State of California, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

          6.18 COMPLIANCE WITH LAWS. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower, taken as a whole, or on the value of the Collateral to Foothill.

          6.19 EMPLOYEE BENEFITS. (a) Borrower promptly shall deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect to thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under
Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

          (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or
(z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA;
(vi) the adoption of any new Plan that is subject to Title IV of ERISA or
Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section
412 of the

IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

          6.20 LEASES AND RENT REPORTS. Borrower shall pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the borrowing availability created under SECTION 2.1 hereof.

          6.21 MATERIAL AGREEMENTS. Borrower shall duly observe and perform all material terms and conditions of each agreement to which it is party and that is material to Borrower, taken as a whole. Borrower shall promptly notify Foothill of all material notices or communications in respect of any such material agreement and provide Foothill with copies of the same.

          6.22 REFINANCING OF STANLEY DESANTIS, INC. In the event that Borrower merges its majority owned subsidiary, Stanley Desantis, Inc. ("SDI") into Borrower with Borrower as the surviving entity, subject to Foothill's prior approval of such merger under SECTION 7.3 hereof, Borrower shall offer to Foothill the first opportunity to refinance the then outstanding Indebtedness of SDI through a revolving credit facility with borrowing availability based upon SDI's accounts receivable and inventory, such refinancing to be on terms and conditions acceptable to Foothill and consistent in all material respects with the financial arrangements provided Borrower hereunder.

          6.23 NOTICES.

          (a) Borrower shall promptly notify Foothill of any communication, written or oral, with the Internal Revenue Service or the California Franchise Tax Board regarding the validity, revocation, and/or termination of its S corporation election as well as the timing thereof;

          (b) Borrower shall promptly provide Foothill with copies of its federal income tax returns (Forms 1120-S), California income tax returns, and summaries of all financial information used to calculate the dividends payable hereunder;

          (c) Borrower shall promptly notify Foothill of any communications, written or oral, with the Internal Revenue Service or the California Franchise Tax Board regarding proposed or agreed upon changes in Borrower's Federal Taxable Income or California Taxable Income; and

          (d) In any year in which Borrower's Federal Taxable Income is negative, Borrower shall provide Foothill with copies of Borrower's shareholders' individual federal and California income tax returns for the taxable year(s) of its shareholder(s) ending on or after such year of Borrower.


7.        NEGATIVE COVENANTS

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

          7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a)  Indebtedness permitted by this Agreement;

          (b)  the Subordinated Indebtedness;

          (c) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

          (d)  Indebtedness secured by Permitted Liens; and

          (e) refinancing, renewals, or extensions of Indebtedness permitted under CLAUSES (b) AND (c) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancing, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancing, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, and (iii) such refinancing, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended.

          7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Permitted Liens that are continued or renewed as permitted under SECTION 7.1(d)).

          7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the assets, stock, or other evidence of beneficial ownership of any person or entity.

          7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including, but not limited to, the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's assets (other than sales of Inventory in the ordinary and usual course of Borrower's business as currently conducted), or the making of any advance or loan except in the ordinary course of business as currently conducted.

          7.5 CHANGE Name. Change Borrower's name, business structure, or identity, or add any new fictitious name without providing Foothill with sixty
(60) days prior written notice of Borrower's intent to take any such action.

          7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third party, except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill, and with the further exception that Borrower may guaranty lease obligations for office space in New York City provided that Borrower's potential guaranty liability under any such lease guaranties shall not exceed an aggregate One Hundred Thirty-Five Thousand Dollars ($135,000).

          7.7 RESTRUCTURE. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

          7.8  PREPAYMENTS.  Prepay any Indebtedness owing to any third party.

          7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.10 CAPITAL EXPENDITURES. Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal property or replacement Equipment subject to a purchase money security interest, trust deed or lease, in excess of Seventy-Five Thousand Dollars ($75,000) for any individual transaction or where the aggregate amount of such transactions, in any fiscal year, is in excess of Four Hundred Thousand Dollars ($400,000).

          7.11 CONSIGNMENTS. Consign any Inventory, sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, with the exception that Borrower may consign Inventory having an aggregate cost value of no more than Four Hundred Thousand Dollars ($400,000), increasing to Five Hundred Thousand Dollars ($500,000) during the months of November, December and January, outstanding at any one time PROVIDED that (i) such consigned Inventory has been deleted from Eligible Inventory and no outstanding Revolving Advances have been made by Foothill under SECTION 2.1(b) above based upon including such consigned Inventory as Eligible Inventory, and (ii) Borrower shall have clearly designated such Inventory as consigned Inventory on Borrower's biweekly designation of Inventory provided by Borrower to Foothill under SECTION 6.7 hereof.

          7.12 DISTRIBUTIONS. Except as provided in SECTION 7.18 hereof, make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

          7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.14 INVESTMENTS. Directly or indirectly make or own any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any corporation, association, person, or entity, with the exception that Borrower may make annual investments of up to One Hundred Thousand Dollars ($100,000), but not in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250, 000) during the term of this Agreement; PROVIDED, HOWEVER, Borrower shall make no investments hereunder if (i) an Event of Default shall have occurred and is continuing hereunder or would occur as a result of the making of any such investment, or
(ii) after giving effect to any such investment, Borrower shall have Excess Availability of no less than Two Hundred Thousand Dollars ($200,000); and PROVIDED, FURTHER, Borrower shall immediately advise Foothill of the occurrence of any such investment or the form of the investment and take such action as Foothill shall request to perfect Foothill's first priority security interest in any instruments, documents or other Collateral evidencing the investment.

          7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, and that are fully disclosed to Foothill and no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

          7.16 SUSPENSION. Suspend or go out of a substantial portion of its business.

          7.17 COMPENSATION. Increase for the next succeeding fiscal year total maximum compensation (excluding stock options) to officers, directors, employees, and other relevant individuals by more than twenty-five percent (25%) per annum in the aggregate over the compensation (excluding stock options) paid to such officers, directors, employees, and other relevant individuals for the preceding fiscal year.

          7.18 SUBCHAPTER S DISTRIBUTIONS. Notwithstanding SECTION 7.12, Borrower, at its option, may declare and pay cash dividends to its shareholders not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by its shareholders for each taxable year for which Borrower has a valid S corporation election in effect under IRC Section 1362 or any successor provision;

PROVIDED, HOWEVER, that the amount of such dividends shall not exceed the Permitted Dividend Amount. For purposes of computing the amount of aggregate dividends paid by Borrower for any taxable year, amounts paid in such taxable year by Borrower to the State of California on behalf of nonresident shareholders as estimated taxes pursuant to California Revenue and Taxation Code Sections 23810 and 18408.5 or any successor provisions shall be treated as dividends paid by Borrower. However, if nonresident shareholders recontribute to Borrower any such amounts paid on their behalf, then the amounts contributed shall be subtracted from the amount of aggregate dividends paid by Borrower for the taxable year in which contributions are made.

8.        EVENTS OF DEFAULT

          Any one or more of the following events shall constitute an event of default (each, an "EVENT OF DEFAULT") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, taxes, reimbursement of Foothill Expenses, or otherwise);

          8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, including, but not limited to, the Subordination Agreements, or in any other present or future agreement between Borrower and Foothill(other than those referred to in SECTIONS 6.2, 6.4, 6.5, 6.6, and 6.16); or Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, or agreement contained in SECTIONS 6.2, 6.4, 6.5, 6.6 and
6.16 hereof and such failure or neglect shall continue for a period of five
(5) Business Days;

          8.3 If there is material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

          8.4 If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any Judicial Officer or Assignee;

          8.5  If an Insolvency Proceeding is commenced by Borrower;

          8.6 If an Insolvency Proceeding is commenced against Borrower, and is not dismissed or withdrawn within sixty (60) days from the date of its commencement; PROVIDED, HOWEVER, Foothill shall have no obligation to make Revolving Advances pursuant to SECTION 2.1 hereof, or issue or cause to be issued any L/Cs or L/C Guaranties under SECTION 2.2 hereof, during the pendency of such proceedings;

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

          8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct an or any material part of its business affairs and such court order is not dismissed within five (5) Business Days from the date it is entered by a court; PROVIDED, HOWEVER, Foothill shall have no obligation to make Revolving Advances pursuant to SECTION 2.1 hereof, or issue or cause to be issued any L/Cs or L/C Guaranties under SECTION 2.2 hereof, until such court order is dismissed;

          8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof;

          8.9  If a judgment or other claim becomes a lien or encumbrance;

          8.10 If there is a default in any material agreement to which Borrower is a party with third parties resulting in a nght by such third parties, whether or not exercised, to accelerate the maturity of Borrower's Indebtedness thereunder;

          8.11 If Borrower makes any payment on account of Indebtedness that has been subordinated to the Obligations except to the extent such payment is allowed under any subordination agreement entered into with Foothill;

          8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

          8.13 If the obligation of any guarantor or other third party under any Loan Document is limited or terminated by operation of law or by the guarantor or other third party thereunder, or any guarantor or other third party becomes the subject of an Insolvency Proceeding;

          8.14 If a Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; if any lien upon the assets of Borrower in connection with any Plan shall arise; if Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan or Multiple Employer Plan of which Borrower or such ERISA Affiliate was a substantial employer, and such withdrawal could, in the opinion of Foothill, have a material adverse effect on the financial condition of Borrower; if Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; if Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or upon the voluntary or involuntary termination of any Plan which termination could, in the reasonable opinion of Foothill, have a material adverse effect on the financial condition of Borrower; or

Borrower shall fail to notify Foothill promptly and in any event within ten (10) days of the occurrence of any event that constitutes an Event of Default under this clause or would constitute such an Event of Default upon the exercise of Foothill's reasonable judgment; and

          8.15 If any writing, document, aging,, certificate or other evidence of the Accounts or Inventory shall be materially incomplete, incorrect, or misleading at the time the same is furnished to Foothill.

9.        FOOTHILL'S RIGHTS AND REMEDIES

          9.1 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by
Borrower:

          (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

          (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interest in the Collateral and without affecting the Obligations;

          (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

          (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

          (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

          (g) Without notice to Borrower (such notice being expressly waived) set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

          (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

          (i) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

          (j) Foothill shall give notice of the disposition of the Collateral as follows:

               (1) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

               (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five
          (5) calendar days before the date fixed for the sale, or at least five
          (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

               (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

          (k)  Foothill may credit bid and purchase at any public sale; and

          (1) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, by Foothill to Borrower.

          9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.


10.       TAXES AND EXPENSES REGARDING THE COLLATERAL

          If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following:
(a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any amounts paid or deposited by Foothill shall constitute Foothill Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.


11.       WAIVERS, INDEMNIFICATION

          11.1 DEMAND; PROTEST, ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          1.2 FOOTHILL'S LIABILITY FOR INVENTORY OR EQUIPMENT. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 INDEMNIFICATION. Borrower agrees to indemnify Foothill and its officers, employees, and agents ("INDEMNIFIED PARTIES") and hold Foothill. harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party, but excluding any and all obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements directly or indirectly arising out of, or directly or indirectly caused by, the gross negligence or willful misconduct of any Indemnified Party, and (b) all losses in any way suffered, Incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to transactions with Borrower whether under this Agreement, or otherwise, but excluding any and all obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements directly or indirectly arising out of, or directly or indirectly caused by, the gross negligence or willful misconduct of any Indemnified Party. This provision shall survive the termination of this Agreement.

          11.4 SURETYSHIP WAIVERS AND CONSENTS. OSP and BEX (for the purposes of this SECTION 11.4, each a "Debtor') each acknowledge that the obligations of such Debtor undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of Persons other than such Debtor (including the other Debtor party hereto) and, in full recognition of that fact, each Debtor consents and agrees that lender may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Debtors, and without affecting the enforceability or continuing effectiveness hereof as to each Debtor: (a) supplement, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waiver, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations; (e) receive and hold additional security or guaranties for the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lender in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Lender or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate, partnership or other form of existence of any Debtor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Debtor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

          Upon the Occurrence and during the continuance of any Event of Default, Lender may enforce this Agreement independently as to each Debtor and independently of any other remedy or security Lender at any time may have or hold in connection with the Obligations, and it shall not be necessary for Lender to marshal assets in favor of any Debtor or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Debtor expressly waives any right to require Lender to marshal assets in favor of any Debtor or any other Person or to proceed against any other Debtor or any collateral provided by any Person, and agrees that Lender may proceed against Debtors or any collateral in such order as it shall determine in its sole and absolute discretion.

          Lender may file a separate action or actions against any Debtor, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Each Debtor agrees that Lender and any Debtor and any Affiliate of any Debtor may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement.

          Lender's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be requested to be restored or returned by Lender, all as though such amount had not been paid. The rights of Lender created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Debtor and whether or not any other Debtor shall have any personal liability with respect thereto.

          To the maximum extent permitted by applicable law, each Debtor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Debtor with respect to the Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Debtor (other than by reason of the full payment and performance of all Obligations), (d) any failure of Lender to marshal assets in favor of any Debtor or any other Person, (e) any failure of Lender to give notice of sale or other disposition of Collateral to any Debtor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral, (f) any failure of Lender to comply with applicable law in connection with the sale or other disposition of any Collateral or other security for any Obligation, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any Obligation, (g) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of any Debtor or the Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation,
(i) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Lender of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under
Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Lender for any reason, or (o) any action taken by Lender that is authorized by this Section or any other provision of any Loan Document. Until such time as all of the Obligations have been fully, finally, and indefeasibly paid in full cash: (i) each Debtor hereby waives and postpones any right of subrogation it has or may have as against any other Debtor with respect to the Obligations; and
(ii) in addition, each Debtor also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Debtor. Each Debtor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new additional Obligations.

          In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Debtor authorizes Lender on Lender's behalf, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Debtor, the enforceability of this Agreement, or the validity or enforceability of any liens of, or for the benefit of, Lender on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

          To the fullest extent permitted by applicable law, each Debtor expressly waives any defenses to the enforcement of this Agreement or any rights of Lender created or granted hereby or to the recovery by lender against any Debtor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Debtors and may preclude Debtors from obtaining reimbursement or contribution from other Debtors. Each Debtor expressly waives
(i) any suretyship defenses or benefits that it otherwise might or would have under applicable law, and (ii) the right, if any, to require Lender to disclose to such Debtor any information it may now have or hereafter acquire concerning the other Debtor's character, credit, Collateral, financial condition or other matters. Each Debtor has established adequate means to obtain from the other Debtor on a continuing basis financial and other information pertaining to such Debtor's business and affairs, and assumes the responsibility for being and keeping itself informed of the financial and other conditions of the other Debtor and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Each Debtor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein of another Debtor that is subject to any such deeds of trust or mortgages or other instruments and any Debtor's failure to receive any such notice shall not impair or affect such Debtor's obligations or the enforceability of this Agreement or any rights of Lender created or granted hereby. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, EACH DEBTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY LENDER, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE OBLIGATIONS, HAS DESTROYED SUCH DEBTOR'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE PRINCIPAL DEBTOR BY THE OPERATION OF LAW OR OTHERWISE.

          Lender need not inquire into the powers of any of the Debtors or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of Debtors to Lender heretofore, now or hereafter created shall be deemed to have been granted at Debtors' special insistence and request and in consideration of and in reliance upon this Agreement.

          Debtors and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Debtors otherwise may have against other Debtors, Lender or others, or against Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.


12.       NOTICES

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection therewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its addresses set forth below:

     If to Borrower:               OSP PUBLISHING, INC.
                                   5548 Lindbergh Lane
                                   Bell, California
                                   Attention: Christopher B. Lucas,
                                   Vice President - Finance

                                   THE BUTTON EXCHANGE, LTD.
                                   5548 Lindbergh Lane
                                   Bell, California
                                   Attention:  Christopher B. Lucas,

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

                                   Secretary

          If to Foothill:          FOOTHILL CAPITAL CORPORATION
                                   11111 Santa Monica Boulevard
                                   Suite 1500
                                   Los Angeles, California 90025-3333
                                   Attn: Business Finance Division Manager


          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) calendar days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.


13.       CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, IN THE EVENT BORROWER HAS MOVED A MATERIAL PORTION OF ITS ASSETS OUT OF THE SOUTHERN CALIFORNIA AREA, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE

EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.


14.       DESTRUCTION OF BORROWER'S DOCUMENTS

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.


15.  GENERAL PROVISIONS

     15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

     15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection therewith, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third party, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between borrower and such third party.

     15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

     15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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

     15.6 AMENDMENTS IN WRITING. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

     15.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be improper under, any state or federal law relating to creditors' rights, including, without limitation, provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required to repay or restore, and as to all reasonable costs, expenses and attorneys' fees of Foothill related thereto, the liability of Borrower or such guarantor shall automatically be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

     15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted, modified, or qualified by any other agreement, oral or written, whether before or after the date hereof.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Los Angeles, California.


                                   OSP PUBLISHING, INC.,
                                   a California corporation
                                   ("OSP")


                                   By: /s/ __________________________

                                       Its:    V.P. Finance
                                           --------------------------


                                   THE BUTTON EXCHANGE, LTD.,
                                   a Michigan corporation
                                   ("BEX")


                                   By: /s/ __________________________

                                       Its:    Secretary
                                           --------------------------


Accepted and effective this
6th day of February, 1996.


FOOTHILL CAPITAL CORPORATION
a California corporation
("FOOTHILL")

By:  /s/ _________________________________

Its:     Vice President
     -------------------------------------

                                       46